EXHIBIT 99.1

[LOGO]

NEWS RELEASE

UNION PACIFIC ANNOUNCES REDEMPTION OF REMAINING

$500 MILLION OF CONVERTIBLE PREFERRED SECURITIES

FOR IMMEDIATE RELEASE:

OMAHA, Neb., November 5, 2003 — Union Pacific Corporation (NYSE: UNP) today announced that it is exercising its option to call the remaining $500 million of Union Pacific Capital Trust 6¼% Convertible Preferred Securities Term Income Deferrable Equity Securities (TIDES) on December 5, 2003. The redemption will be funded by the proceeds received from the initial public offering of Overnite Corporation (NASDAQ: OVNT).

The redemption of the remaining outstanding TIDES is part of Union Pacific’s ongoing efforts to strengthen its financial position and increase shareholder value. In addition to improving its balance sheet, Union Pacific will also benefit by reducing its annual interest expense by $31.25 million and decreasing the dilutive effect of the TIDES by 7.3 million shares annually. The redemption will have an on-going quarterly earnings benefit; however, fourth quarter earnings in 2003 will be reduced by an estimated $0.03 per diluted share due to the net impact of one-time redemption costs. The full-year benefit is estimated at $0.12 per diluted share in 2004.

Upon completion of this redemption, Union Pacific will have eliminated the full $1.5 billion TIDES from its balance sheet during 2003. In addition to the $500

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million being redeemed in December, $500 million was redeemed in May and $500 million was refinanced in July to leverage interest rates that were at 40-year lows. The total impact of these transactions will be to reduce the dilutive effect of the TIDES by 21.8 million shares annually and reduce yearly interest expense by approximately $71.5 million. The net 2003 earnings benefit from the elimination of the TIDES is approximately $0.04 per diluted share. This benefit includes the one-time impact of redemption costs totaling nearly $45 million. In 2004, the net full year earnings benefit of the TIDES redemptions are estimated to be $0.26 per diluted share on an incremental basis over the 2003 benefit.

The TIDES were originally offered on April 1, 1998 at a price of $50 each. TIDES will be redeemed at a price of $50.52, which includes a one percent redemption premium, plus accrued interest up to December 5, 2003. TIDES holders will be receiving official redemption notices with appropriate instructions from the Trustee, The Bank of New York. Holders with questions should contact the Trustee at 212-815-5091.

Union Pacific Corporation is one of America’s leading transportation companies. Its principal operating company, Union Pacific Railroad, is the largest railroad in North America, covering 23 states across the western two-thirds of the United States. A strong focus on quality and a strategically advantageous route structure enable the company to serve customers in critical and fast growing markets. It is a leading carrier of low-sulfur coal used in electrical power generation and has broad coverage of the large chemical-producing areas along the Gulf Coast. With competitive long-haul routes between all major West Coast ports and eastern gateways, and as the only railroad to serve all six gateways to Mexico, Union Pacific has the premier rail franchise in North America.

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The contact for investor’s is Jennifer Hamann at (402) 271-4227 and the media contact is Kathryn Blackwell at (402) 271-3753.

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This press release contains statements about the Corporation’s future that are not statements of historical fact and are considered forward-looking statements within the meaning of the federal securities laws. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times that, or by which, such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management’s good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements due to, among other factors, changes in global, political, economic, business, competitive, market and regulatory factors. More detailed information about such factors is contained in the Corporation’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date the statements were made. The Corporation assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. If the Corporation does update one or more forward-looking statements, no inference should be drawn that the Corporation will make additional updates with respect thereto or with respect to other forward-looking statements.